EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Board of Directors Approves Change in Dividend Policy

GRAND RAPIDS, MICHIGAN-December 13, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that its board of directors has approved a change to the Company's dividend policy. Under the new policy, the Company expects to begin paying a quarterly cash dividend of $0.05 per common share beginning in its fiscal 2006 fourth quarter.

Commenting on the cash dividend, Craig C. Sturken, Spartan's Chairman, President and Chief Executive Officer said, "We are very pleased that our board has approved this new dividend policy. In light of our financial performance improvements during the past several years, we revisited our cash-management choices and determined that a cash dividend is appropriate because of our strong financial position, sustainable cash flow generation, and favorable long-term outlook. The cash dividend will not affect our commitment to, and prospects for, long-term growth and capital improvements."

Mr. Sturken continued, "We are confident in our long-term business strategy of focusing on retail and distribution sales and earnings growth by continuing to improve our product and service offerings, improving store level execution, constructing new stores and expanding existing stores. In addition, we will focus on expanding our distribution customer base and pursuing opportunistic acquisitions of retail stores owned by existing distribution customers, as well as other operators that will further strengthen our market positions."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 54 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "policy", "sustain", "outlook"; that an event or trend "will" occur or "continue" or that Spartan Stores or its management "is confident" of a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Adoption of a dividend policy does not commit the board of directors to declare future dividends. Each future dividend will be considered and declared by the board of directors in its discretion. The ability of the board of directors to continue to declare dividends will depend on a number of factors, including the Company's future financial condition and profitability and compliance with the terms of its credit facilities. The Company's ability to maintain and improve its financial position, cash flow, growth, capital improvements, product and service offering improvement, construct and expand stores, expand customer base and pursue future acquisitions is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.